EXHIBIT 23H4





                                   SCHEDULE A

The Agreement shall apply to the following Funds:

Cadre Liquid Asset Fund - U.S. Government Series
Cadre Liquid Asset Fund - Money Market Series
Cadre Affinity Fund - U.S. Government Series
Cadre Affinity Fund - Money Market Series
Cadre Reserve Fund - U.S. Government Series
Cadre Reserve Fund - Money Market Series
Money Market Portfolio
U.S. Government Money Market Portfolio
CMG Advisor Series
CMG Institutional Series
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                                   SCHEDULE B

     As full compensation for the services and facilities furnished to the Trust and the expenses assumed by the Agent under this Agreement, each Fund shall pay to the Agent monthly compensation calculated daily at the following annual rates:

Cadre Liquid Asset Fund - U.S. Government Series
Cadre Liquid Asset Fund - Money Market Series
Cadre Affinity Fund - U.S. Government Series
Cadre Affinity Fund - Money Market Series
Cadre Reserve Fund - U.S. Government Series
Cadre Reserve Fund - Money Market Series
CMG Advisor Series
CMG Institutional Series

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0.05% of each such Fund's net assets up to $250,000,000, 0.04% of the Fund's net assets greater the $250,000,000 and less than $1,000,000,000, and 0.03% of the Fund's net assets above $1,000,000,000. Such calculations shall be made by applying 1/365th of the annual rate to the Fund's net assets each day determined as of the close of business on that day or the last previous business day. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.




Money Market Portfolio
U.S. Government Money Market Portfolio
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No fee.